Exhibit 11

STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

The following computations set forth the calculation of basic and diluted net income per common share and common share equivalents for the nine-month and three-month periods ended September 30, 2005 and 2004:

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
Net income	$75,228,407	$66,763,266	$25,102,904	$20,720,248

Weighted average number of common shares outstanding	80,115,937	80,024,581	80,099,751	79,938,616

Net income per common share - Basic	$0.94	$0.83	$0.31	$0.26

	Nine Months Ended September 30,		Three Months Ended September 30,
	2005	2004	2005	2004
Net income	$75,228,407	$66,763,266	$25,102,904	$20,720,248

Weighted average number of common shares outstanding	80,115,937	80,024,581	80,099,751	79,938,616

Common share equivalents resulting from:
Dilutive stock options and restrictive stock awards	526,237	501,422	602,403	458,736

Adjusted weighted average number of common and common equivalent shares outstanding	80,642,174	80,526,003	80,702,154	80,397,352

Net income per common share - Diluted	$0.93	$0.83	$0.31	$0.26